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Exhibit 21.1

FIRST COMMUNITY BANCORP

LIST OF SUBSIDIARIES
AT MARCH 1, 2004

SUBSIDIARY	STATE
First National Bank	Federally chartered, doing business in California
Pacific Western National Bank	Federally chartered, doing business in California
First Community Financial Corp. (wholly owned operating subsidiary of First National Bank)	Arizona
First Community/CA Statutory Trust	Connecticut
First Community/CA Statutory Trust II	Connecticut
First Community Statutory Trust III	Delaware
First Community/CA Statutory Trust IV	Connecticut
First Community/CA Statutory Trust V	Connecticut
First Community/CA Statutory Trust VI	Delaware
First Community Statutory Trust VII	Delaware

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  Exhibit 21.1